Exhibit 4.72

Supplementary Power of Attorney

(English translation)

I, the undersigned, Wenjie Yang, a P.R.C. citizen, of whom the Identity Card Number is:       , and of whom the resident address is:         , holds 5% equity interest in Guangdong Country Garden Education Investment Management Co., Ltd. (“BGY Education Investment”). I have provided the Power of Attorney to Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. (“WFOE”) on January 25, 2017 (the “Original Power of Attorney”), irrevocably and exclusively authorizing WFOE or its designated representative(s) (“Entrusted Party”) to exercise my rights as a shareholder in BGY Education Investment on behalf of myself according to the Entrusted Party’s own will.

I hereby add the following authorization: 5% equity interest in Foshan Meiliang Education Technology Co., Ltd., 5% equity interest in Foshan Zhiliang Education Technology Co., Ltd., 5% equity interest in Beijing Boteng Education Consulting Co., Ltd., 5% equity interest in Foshan Shangtai Education Technology Co., Ltd., 5% equity interest in Foshan Renliang Education Technology Co., Ltd., 5% equity interest in Foshan Yongliang Education Technology Co., Ltd., I hereby authorize the same rights to the Entrusted Party as recorded by the Original Power of Attorney, and undertake the same promises as recorded in the Original Power of Attorney.

Especially, after the Implementation Rules of the Law on the Promotion of Private Education of the People's Republic of China becomes effective on September 1, 2021, BGY Education Investment and its subsidiaries, including private schools offering compulsory education, non-profit institutions, companies planning to host non-profit institutions (“Affected Educational Institutions”) are no longer within the scope of authorization, and the authorization and matters in the Original Power of Attorney do not apply.

This Supplementary Power of Attorney and the Original Power of Attorney together constitute my complete statement of intent. In case of conflict, this Supplementary Power of Attorney shall prevail. For matters not recorded in this Supplementary Power of Attorney, the Original Power of Attorney shall govern.

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Wenjie Yang

/s/ Wenjie Yang

Date: August 13, 2021